As filed with the Securities and Exchange Commission on September 22, 2006

Registration No. 333-134018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICF INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	8742	22-3661438
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway

Fairfax, VA 22031

(703) 934-3000

(Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)

Sudhakar Kesavan

Chairman & Chief Executive Officer

ICF INTERNATIONAL, INC.

9300 Lee Highway

Fairfax, VA 22031

(703) 934-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

James J. Maiwurm, Esq. SQUIRE, SANDERS & DEMPSEY L.L.P. 8000 Towers Crescent Drive, Suite 1400 Tysons Corner, Virginia 22182-2700 Telephone: (703) 720-7800 Telecopy: (703) 720-7801	Joseph A. Hall, Esq. DAVIS POLK & WARDWELL 450 Lexington Avenue New York, New York 10017 Telephone: (212) 450-4000 Telecopy: (212) 450-3800

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Part II

Information not required in prospectus

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$9,194
NASD filing fee	9,093
Nasdaq listing fee	105,000
Printing and engraving expenses	250,000
Legal fees and expenses	850,000
Accounting fees and expenses	660,000
Road Show expenses	50,000
Transfer agent and registrar fees and expenses	3,500
Miscellaneous	$255,000

Total	$2,191,787

The Registrant will bear all expenses shown above. The selling stockholders will not bear any of such expenses.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article SIXTH of the Registrant’s Amended and Restated Certificate of Incorporation provides that, to the extent not prohibited by law, the Registrant shall indemnify any person who is or was a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit, proceeding or alternative dispute resolution procedure, whether civil, criminal, administrative, investigative or otherwise, formal or informal, including an action by or in the right of the Registrant, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant, as a director, manager, officer, partner, trustee, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of proceeding is alleged action in an official capacity as such a director, officer, employee or agent of the Registrant or in any other capacity while serving as such other director, manager, partner, trustee, employee or agent, against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys’ fees) and settlement amounts incurred or paid, in connection with any such proceeding, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe the person’s conduct was unlawful.

Expenses shall be advanced to a person entitled to indemnification at his or her request, provided that, if the board of directors requires it and the expenses were incurred by the person in his or her capacity as a director or officer, he or she must undertake to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, such Article SIXTH of the Amended and Restated Certificate of Incorporation are enforceable by any person entitled to such indemnification or reimbursement or advancement of

Part II

expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate is on the Registrant. Such a person is also entitled to indemnification for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses.

Article SIXTH of the Registrant’s Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive.

The Registrant has purchased directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Peter M. Schulte, Joel R. Jacks and Robert Hopkins are directors of the Registrant and Peter M. Schulte and Joel R. Jacks are also co-managers, and Robert Hopkins is a partner, of CM Equity Partners, L.P., and each is serving on the Registrant’s board of directors at the request of CM Equity Partners, L.P. Pursuant to the limited partnership agreement with CM Equity Partners, L.P., Messrs. Schulte, Jacks and Hopkins are indemnified against liability they may incur in their capacity as a director of the Registrant. In addition, as Messrs. Schulte, Jacks, Hopkins, Bersoff and Lucien are serving on the Registrant’s board of directors at the request of CM Equity Partners, L.P., each is a beneficiary of an insurance policy maintained by CM Equity Partners, L.P. and affiliated entities to cover liability they may incur in their capacity as directors of the Registrant.

The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the Securities Act). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Amended and Restated Certificate of Incorporation. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2003, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below. No underwriters were involved in the following sales of securities.

(a)	Issuances of Common Stock

(1)	On April 30, 2004, we issued 15,000 shares of our common stock to one of our directors for consideration of $110,100.

(2)	On December 28, 2004, we issued an aggregate of 26,090 shares of our common stock to certain of our employees and directors for aggregate consideration of $191,500.60.

(3)	Effective January 1, 2005, we issued 68,120 shares to certain stockholders of Synergy, Inc. as part of the consideration for our acquisition of Synergy, Inc.

(4)	On March 31, 2005, we issued an aggregate of 51,278 shares of our common stock to certain of our employees for aggregate consideration of $376,380.52.

(5)	On September 6, 2005 we issued 29,500 shares of our common stock to one of our employees for consideration of $216,530.

(6)	On September 30, 2005, we issued an aggregate of 11,812 shares of our common stock to certain of our employees and directors for aggregate consideration of $86,700.08.

Part II

(7)	On February 13, 2006, we issued 11,050 shares of our common stock to one of our employees for consideration of $100,002.50.

(8)	On March 31, 2006, we issued an aggregate of 33,100 shares of our common stock to certain of our employees for aggregate consideration of $299,555.

(9)	On April 3, 2006, we issued 5,000 shares of our common stock to one of our employees for consideration of $45,250.

(10)	On July 14, 2006, we issued 21,877 shares of our common stock to one of our warrantholders upon the cashless exercise of warrants for aggregate consideration of $0.02.

(11)	Effective upon completion of this offering, we will issue 30,904 shares of our common stock to one of our warrantholders upon the cashless exercise of warrants for aggregate consideration of $0.02.

Each of the sales described under “Issuances of Common Stock” above was made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering and the rules and regulations thereunder. The purchasers or recipients of securities in each case acquired the securities for investment only and not with a view to the distribution thereof. Each of the recipients of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business or other relationships, to information about us.

(b)	Stock Option Grants/Exercises and Grants of Restricted Stock

(1)	On January 1, 2003, we issued to certain of our employees options to purchase an aggregate of 188,936 shares of our common stock at an exercise price of $6.10 per share.

(2)	On December 17, 2003, we issued to one of our employees options to purchase 1,000 shares of our common stock at an exercise price of $6.10 per share.

(3)	On January 1, 2004, we issued to certain of our employees options to purchase an aggregate of 122,000 shares of our common stock at an exercise price of $7.34 per share.

(4)	In April and May 2004, we issued to certain of our employees options to purchase an aggregate of 9,000 shares of our common stock at an exercise price of $7.34 per share.

(5)	On August 23, 2004, we issued to one of our employees options to purchase 1,500 shares of our common stock at an exercise price of $7.34 per share.

(6)	In January 2005, we issued to certain of our employees options to purchase 16,000 shares of our common stock at an exercise price of $7.34 per share.

(7)	On March 28, 2005, we issued to one of our employees options to purchase 1,500 shares of our common stock at an exercise price of $7.34 per share.

(8)	In July, August and September 2005, we issued to certain of our employees options to purchase an aggregate of 48,000 shares of our common stock at an exercise price of $7.34 per share.

(9)	On September 6, 2005, we issued 16,500 shares of restricted common stock to an employee.

(10)	On November 11, 2005, we issued to one of our employees options to purchase 7,000 shares of our common stock at an exercise price of $7.34 per share.

(11)	On December 22, 2005, we issued to certain of our employees options to purchase 29,545 shares of our common stock at an exercise price of $9.05 per share.

(12)	In January 2006, we issued to certain of our employees options to purchase an aggregate of 15,000 shares of our common stock at an exercise price of $9.05 per share.

Part II

(13)	In April 2006, we issued to the certain of our employees options to purchase an aggregate of 16,000 shares of our common stock at an exercise price of $9.05 per share.

(14)	On May 5, 2006, we issued to certain of our employees options to purchase an aggregate of 47,780 shares of our common stock at an exercise price of $9.05 per share.

(15)	Effective July 10, 2006, we issued 12,500 shares of restricted common stock to an employee.

(16)	On July 21, 2006, we issued 22,500 shares of our common stock to one of our former employees upon the exercise of stock options at an exercise price of $9.05 per share.

(17)	Effective the completion of this offering, we will issue 7,500 shares of restricted common stock to an employee.

(18)	Effective upon completion of this offering, we will issue a total of 100,000 shares of restricted common stock to Sudhakar Kesavan, John Wasson and Alan Stewart under their restricted stock award agreements and shares of restricted common stock to each of our non-employee directors with a fair market value equal to three times their respective annual director cash retainer amounts.

Each of the sales described under “Stock Option Grants/Exercises and Grants of Restricted Stock” above was made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Rule 701 promulgated under the Securities Act as the transactions were effected under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. Except with respect to the exercise of stock options by our former employee described in transaction (16) above, the recipients of these securities were our employees and directors and received the securities under our Management Stock Option Plan, and no consideration other than the continued employment or service by the employee and director recipients was received by us in connection with any of these issuances of securities. With respect to transaction (16) above, the recipient of the securities was our employee at the time the options for the securities were issued and received such options under our Management Stock Option Plan. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

ITEM 16.    EXHIBITS.

(a) Exhibits:

Exhibit Number	Exhibit
1.1†	Form of Underwriting Agreement

3.1†	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon completion of this offering)

3.2†	Amended and Restated Bylaws of the Registrant (to be effective upon completion of this offering)

4.1†	Specimen common stock certificate

4.2†	Form of Amended and Restated Registration Rights Agreement

4.3	See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Registrant defining the rights of holders of common stock of the Registrant

5.1	Opinion of Squire, Sanders & Dempsey L.L.P.

10.1†	Management Stock Option Plan

10.2†	2006 Long-Term Equity Incentive Plan (to be effective upon completion of this offering)

10.3†	2006 Employee Stock Purchase Plan (to be effective upon completion of this offering)

Part II

Exhibit Number	Exhibit
10.4†	Amended and Restated Business Loan and Security Agreement dated as of October 5, 2005 by and among ICF Consulting Group Holdings, Inc. and ICF Consulting Group, Inc., as Borrowers, Citizens Bank of Pennsylvania, Chevy Chase Bank, F.S.B., PNC Bank, National Association, Commerce Bank, N.A., as Lenders, and Citizens Bank of Pennsylvania, as Agent; and First Modification to Amended and Restated Business Loan and Security Agreement and Other Loan Documents, dated as of March 14, 2006; and Second Modification to Amended and Restated Business Loan and Security Agreement and Other Loan Documents, dated as of August 25, 2006

10.5†	Form of Amended and Restated Employment Agreement between the Registrant and Sudhakar Kesavan

10.6†	Employment Agreement dated October 1, 2005 between ICF Consulting Group, Inc. and Gerald Croan

10.7†	Form of Severance Protection Agreement between the Registrant and each of Sudhakar Kesavan, Alan Stewart and John Wasson

10.8†	Form of Restricted Stock Award Agreement between the Registrant and each of Sudhakar Kesavan, Alan Stewart and John Wasson

10.9†	Consulting Agreement dated June 25, 1999 between ICF Consulting Group, Inc. and CMLS Management, L.P.; and Form of First Amendment to Consulting Agreement

10.10†	Stock Purchase Agreement by and among ICF Consulting Group, Inc., ICF Consulting Group Holdings, Inc., Terrence R. Colvin, Wesley C. Pickard, Donald L. Zimmerman and the other shareholders of Synergy, Inc. dated effective January 1, 2005

10.11†	Stock Purchase Agreement by and among ICF Consulting Group, Inc., Caliber Associates, Inc. Employee Stock Ownership Plan and Trust, Caliber Associates, Inc., Gerald Croan and Sharon Bishop dated effective September 12, 2005

10.12†	Agreement of Sublease between ICF Kaiser International, Inc. and ICF Consulting Group, Inc. dated June 1999

10.13†	Assignment Agreement regarding Deed of Lease among B2TECS, Hunters Branch Leasing, LLC and ICF Consulting Group, Inc. dated effective October 7, 2005

10.14†	Contract between the State of Louisiana, through the Division of Administration, Office of Community Development, and ICF Emergency Management Services, LLC dated effective June 12, 2006

10.15†	ICF Consulting Group, Inc. 2005 Restricted Stock Plan

10.16†	Restricted Stock Agreement dated September 6, 2005 between ICF Consulting Group, Inc. and Ellen Glover

21.1†	Subsidiaries of the Registrant

23.1†	Consent of Grant Thornton LLP

23.2†	Consent of Argy, Wiltse & Robinson, P.C.

23.3	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1)

24.1†	Power of Attorney

24.2†	Power of Attorney of Dr. Srikant M. Datar

†	Previously filed.

(b) Financial Statement Schedules:

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Part II

ITEM 17.    UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby further undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax, Virginia, on this 22nd day of September, 2006.

ICF INTERNATIONAL, INC.

By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan, Chairman, President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sudhakar Kesavan Sudhakar Kesavan	Chairman, President & Chief Executive Officer (Principal Executive Officer)	September 22, 2006

/s/ Alan Stewart Alan Stewart	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	September 22, 2006

* Dr. Edward H. Bersoff	Director	September 22, 2006

* Dr. Srikant M. Datar	Director	September 22, 2006

* Robert Hopkins	Director	September 22, 2006

* Joel R. Jacks	Director	September 22, 2006

* David C. Lucien	Director	September 22, 2006

* William Moody	Director	September 22, 2006

* Peter M. Schulte	Director	September 22, 2006

*By:	/s/ Alan Stewart
Alan Stewart Attorney-in-fact

Exhibit index

Exhibit Number	Exhibit
1.1†	Form of Underwriting Agreement

3.1†	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon completion of this offering)

3.2†	Amended and Restated Bylaws of the Registrant (to be effective upon completion of this offering)

4.1†	Specimen common stock certificate

4.2†	Form of Amended and Restated Registration Rights Agreement

4.3	See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Registrant defining the rights of holders of common stock of the Registrant

5.1	Opinion of Squire, Sanders & Dempsey L.L.P.

10.1†	Management Stock Option Plan

10.2†	2006 Long-Term Equity Incentive Plan (to be effective upon completion of this offering)

10.3†	2006 Employee Stock Purchase Plan (to be effective upon completion of this offering)

10.4†	Amended and Restated Business Loan and Security Agreement dated as of October 5, 2005 by and among ICF Consulting Group Holdings, Inc. and ICF Consulting Group, Inc., as Borrowers, Citizens Bank of Pennsylvania, Chevy Chase Bank, F.S.B., PNC Bank, National Association, Commerce Bank, N.A., as Lenders, and Citizens Bank of Pennsylvania, as Agent; and First Modification to Amended and Restated Business Loan and Security Agreement and Other Loan Documents, dated as of March 14, 2006; and Second Modification to Amended and Restated Business Loan and Security Agreement and Other Loan Documents, dated as of August 25, 2006

10.5†	Form of Amended and Restated Employment Agreement between the Registrant and Sudhakar Kesavan

10.6†	Employment Agreement dated October 1, 2005 between ICF Consulting Group, Inc. and Gerald Croan

10.7†	Form of Severance Protection Agreement between the Registrant and each of Sudhakar Kesavan, Alan Stewart and John Wasson

10.8†	Form of Restricted Stock Award Agreement between the Registrant and each of Sudhakar Kesavan, Alan Stewart and John Wasson

10.9†	Consulting Agreement dated June 25, 1999 between ICF Consulting Group, Inc. and CMLS Management, L.P.; and Form of First Amendment to Consulting Agreement

10.10†	Stock Purchase Agreement by and among ICF Consulting Group, Inc., ICF Consulting Group Holdings, Inc., Terrence R. Colvin, Wesley C. Pickard, Donald L. Zimmerman and the other shareholders of Synergy, Inc. dated effective January 1, 2005

10.11†	Stock Purchase Agreement by and among ICF Consulting Group, Inc., Caliber Associates, Inc. Employee Stock Ownership Plan and Trust, Caliber Associates, Inc., Gerald Croan and Sharon Bishop dated effective September 12, 2005

10.12†	Agreement of Sublease between ICF Kaiser International, Inc. and ICF Consulting Group, Inc. dated June 1999

Exhibit index

Exhibit Number	Exhibit
10.13†	Assignment Agreement regarding Deed of Lease among B2TECS, Hunters Branch Leasing, LLC and ICF Consulting Group, Inc. dated effective October 7, 2005

10.14†	Contract between the State of Louisiana, through the Division of Administration, Office of Community Development, and ICF Emergency Management Services, LLC dated effective June 12, 2006

10.15†	ICF Consulting Group, Inc. 2005 Restricted Stock Plan

10.16†	Restricted Stock Agreement dated September 6, 2005 between ICF Consulting Group, Inc. and Ellen Glover

21.1†	Subsidiaries of the Registrant

23.1†	Consent of Grant Thornton LLP

23.2†	Consent of Argy, Wiltse & Robinson, P.C.

23.3	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1)

24.1†	Power of Attorney

24.2†	Power of Attorney of Dr. Srikant M. Datar

†	Previously filed.